Table of Contents

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 1-K/A

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

Commission File No. 024-11779

Xcelerate, Inc.
(Exact name of issuer as specified in its charter)

Florida (State of other jurisdiction of incorporation or organization)	8041 (Primary Standard Industrial Classification Code Number)	65-0710392 (I.R.S. Employee Identification No.)

110 Renaissance Circle

Mauldin, SC 29662

(854)-900-2020

(Address, including zip code, and telephone number,
including area code of issuer's principal executive office)

Title of each class of securities issued pursuant to Regulation A:

Common Stock

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EXPLANATORY NOTE

References throughout this Amendment No. 1 to the Form 1-K/A to “we,” “us,” or the “Company” are to Xcelerate, Inc. unless otherwise indicates.

This Amendment No. 1 (“Amendment No. 1”) to Form 1-K/A amends the Form 1-K of Xcelerate Inc. for the year ended December 31, 2021, as filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2022 (the “Original Filing”).

In the preparation of our financial statements for our fiscal year ended December 31, 2021, we inadvertently did not accrue a liability for legal fees due, amounting to $58,462. We are filing this Amendment No. 1 to restate our financial statements to include this liability as of December 31, 2021. The following items in this report have been amended to reflect the restatements:

Item 1. Consolidated Financial Statements

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 4. Controls and Procedures

In addition, our Principal Executive and Principal Financial Officer has provided new certifications dated as of the date of this filing in connection with this Form 1-K/A (Exhibits 31.1 and 32.1).

Except as described above, no other information included in the Original Filing is being amended or updated by this Amendment No. 1 and this Amendment No. 1 does not purport to reflect any information or events subsequent to the Original Filing. This Amendment No. 1 continues to describe the conditions as of the date of the Original Filing and, except as expressly contained herein, we have not updated, modified or supplemented the disclosures contained in the Original Filing. Accordingly, this Amendment No. 1 should be read in conjunction with the Original Filing and with our filings with the SEC subsequent to the Original Filing.

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Part II

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K/A (“Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “outlook,” “believe,” “estimate,” “potential,” “projected,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Item 1.      BUSINESS

History

We were incorporated under the laws of the State of Florida on November 26, 1996, under the name Stirus Research & Development, Inc. On November 19, 1998, our name was changed to Mecaserto, Inc. Thereafter, on May 4, 2004, our name was changed to National Business Holdings, Inc. and on May 28, 2004, the Company entered into a share exchange agreement with Shava, Inc., a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended. On December 27, 2004, we acquired Union Dental Corp. and Direct Dental Services, Inc. On May 1, 2005, we changed our name to Union Dental Holdings, Inc. On April 22, 2009, we filed a Form 15 with the SEC, terminating our reporting obligations under the Securities Exchange Act of 1934, as amended. On October 1, 2015, Union Dental Holdings, Inc. executed an Assignment for the Benefit of Creditors assigning all of its rights in its assets to a secured creditor and on October 5, 2016, just over one year later after the assets had been distributed to the secured creditors, the case was closed.

On January 6, 2020, without the knowledge or consent of the sole officer and director and controlling shareholder, an individual who had no approval or control filed a notice of reinstatement in Florida. Then on March 3, 2020, the same individual filed a name change to Oilvite, Inc. in an unauthorized attempt to gain control of the Company and otherwise engage in corporate identity theft. The individual’s efforts were discovered by the Company’s transfer agent who refused to take instructions from anyone other than the sole officer and director and control shareholder who she knew had not transferred control of the Company and ultimately the individual’s efforts were stopped without further damage or inconvenience. On July 13, 2020, the Company filed Articles of Amendment in Florida changing the name of the Company back to “Union Dental Holdings, Inc.” from Oilvite Inc.

Effective as of May 1, 2020, the former sole officer and director resigned as sole officer and director and appointed Michael F. O’Shea to hold his positions with the Company. Also, at this time he transferred all of his ownership in the Company to Michael F. O’Shea.

On July 23, 2020, Mr. Steve Gravely joined our Board of Directors followed by Mr. Jason Householder on August 23, 2020.

On October 23, 2020, we filed Articles of Amendment in Florida changing our name to “Xcelerate, Inc.”

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Business Overview and Plan of Operation

In May 2020, Michael O’Shea, our current CEO and a director, assumed control over our business affairs and began to implement a strategic change in direction that encompasses two separate but related businesses within the medical industry, including:

•	Owning and licensing the rights to various forms of medical equipment; and

•	Development of medical technology and virtual health to help patients in developing countries meet their medical needs by extending the reach of physicians through the technology.

To fund these operations, in January 2022 we commenced an offering of our Common Stock pursuant to Regulation A promulgated under the Securities Act of 1933, as amended. We are currently offering shares of our Common Stock in this offering at a price of $.05 per share. As of the date of this report we have raised total proceeds of $150,000 in this offering.

Medical Equipment

We have assembled an internationally recognized team of transnational clinicians, engineers and business leaders to identify, acquire, and develop engineering advancements, intellectual property and operating businesses in, or with applications in medical technology and clinical care based on a need/gap identified by our management in the market. Our business strategy is to acquire innovation at the engineering/patent level, marry it with appropriate early-stage operational med tech companies and apply it in a controlled clinical care setting which fosters engineering / clinical / business advancements under one umbrella. We intend to form wholly owned subsidiary companies to operate the license/royalty business operation pertaining to each patented piece of medical equipment.

We began executing on this current business plan by acquiring the world-wide exclusive rights to a metal alloy technology for use in medical applications or devices where heat of the device causes problems with its performance. The alloy was originally developed as a solution to the distortion effects rifle barrels exhibit when they overheat. Consistent, continuous use causes the barrel of a firearm to overheat and become distorted. This causes a loss of accuracy with heavy use. This is an even larger issue with sniper rifles, where accuracy is paramount and even the smallest distortion of the barrel will negatively affect its accuracy.

In September 2020, we entered into an exclusive world-wide license agreement with Consulting Group of Jocassee, Inc., Pickens, South Carolina, for use of the technology in the medical field, which includes US Patent #10,718586 and any continuations, divisonals and any additional patent applications, patents, continuations and divisonals that are based on the metal matrix as used in the initial patent, except for use in medical applications. The License provides for a 5% royalty to be paid to us on all gross revenue generated from the sale of products developed by the licensee using the patent and intellectual rights associated with the License. Both of the patent’s inventors have joined our management team. Mr. Steve Gravely is a member of our Board of Directors and Dr. Anja Glisovic, serves as our Acting Chief Science Officer. See “Item 3, Directors and Officers.”

We do not intend to manufacture the surgical devices that are the subject of the pending patent and the current patent license but intend to license the technology to current manufacturers of these devices. A team made up of Steve Gravely, Dr. Anja Glisovic and Dr. Dilan Elegalla will identify potential licensees and approach them with a license proposal based on a flat fee plus an ongoing royalty and minimum sale requirements. By keeping this process in-house we believe we can control and limit what manufacturer is licensed based on the specific instrument they manufacture and also provide in-house technical expertise to assist in integrating our technology into their existing product line.

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Subsequent Event

On March 24, 2022, we obtained patent pending status for our first in-house invention “Surgical Tools with Targeting Guidance,” filed under application number 63/323,112. Being the first in a series of patents and innovations which we expect will be filed over the following months, it improves handling and precision of surgical tools by aiding the surgeon in observing the surgical site, adjust tool alignment and target acquisition. By integrating target marker projection in the tool and utilizing camera miniaturization it is now feasible to give the surgeon a 1st-person ”tool view“ of the surgical site as well as distance information between tool and the intended point of surgery in real time. This will allow procedures to both progress faster as well as with better accuracy. Improvements which will benefit patients and surgeons alike.

In addition, we have four additional patent applications in preparation which build upon the metal matrix materials ability to dampen vibrations and conduct heat. This is further expanded upon by additional improvements and alternative materials/implements to manage heat and vibrations. These patents are expected to be filed as provisional patent applications in the US within three months and thereupon planned to be expanded internationally.

The reduced vibrations allow for more delicate optical systems to be integrated in any system and improved optics/methods observe surgical procedures are highly sought after in the medical field. The second patent application builds upon this premise and addresses the integration of optical and sensory systems in medical power tools. These systems are set up to be and to facilitate use in conjunction with robotic medical systems as well as medical augmented/virtual reality systems, thereby laying the groundwork from the hardware side to be used in telemedicine applications, like robotic telesurgery.

AfiyaSasa Africa, LLC

In December 2021 we signed a Membership Interest Purchase Agreement to acquire a 51% interest in AfiyaSasa Africa, LLC, a Wyoming limited liability company (“Afiya”), a start-up medical technology and virtual health company that management believes is uniquely positioned to help patients in developing countries meet their medical needs by extending the reach of physicians through the technology. This technology is centered around patented and patent pending software that uses and incorporates artificial intelligence (“AI”) and Augmented Reality (“AR”) licensed from AdviNOW an Arizona based medical software company who developed and holds patents for the licensed software. The application is designed to connect people virtually in remote and urban areas where there is limited medical infrastructure and/or limited medical professionals or in areas where high patient volumes are overburdening the existing health system. The system is accessed by patients on their cell phones, tablets, or computers, and allows licensed physicians and other medical personnel to conduct initial check-in, triage, and determine the most appropriate care path, virtually. The system is equipped with facial recognition and storage capability to ascertain if the patient is a return patient. Additionally, through a set of questions and answers that are dynamically integrated with the systems proprietary AI component, measurements may be taken with medical devices that connect to a cell phone, tablet or computer (i.e. stethoscope, thermometer, pulse oximeter etc.), bringing the telemedicine virtual appointment to the next level and beyond. The AI assists with Q&A and with the AR to arrive at diagnostic possibilities, testing and treatment options and the next steps for the patient. This can be done in a fully automated fashion where there is no or extremely limited medical access, in a partially automated fully virtual fashion where physical access to a health care provider is not possible, or non-virtually as a means to make existing health care providers more efficient and more accurate in their diagnosis, testing, and treatment.

Afiya’s vision is to be the technology platform that allows “leapfrogging” advancement in the delivery of world class healthcare, initially in Africa, the continent with the largest population growth and high smartphone utilization for services, but without the ability to grow healthcare services in the traditional manner.

Because Afiya is a startup, the plan is to initially concentrate on the Tanzania program launch. It is anticipated that the first three quarters of 2022 will be devoted establishing pilot partnerships with hospitals, pharmacies and clinics as well as rolling out kiosks in target areas. While no assurances can be provided, we currently project limited fourth quarter revenues in the $700,000 to $800,000 range. During 2023 the Company anticipates scaling up the program to reach most major cities as well as acquiring government backed contracts for subscribers in rural areas. Again, while no assurances can be provided, we anticipate 2023 revenues to be in the $2.8 million to $3.2 million range. These revenues will come from three main sources, including B2C membership subscribers, pharmacy partnerships and hospital / clinic referral fees. As of the date of this report, we have funded a total of $110,000 to this project which has enabled Afia to hire four employees in Tanzania. Afiya has also identified four hospitals who are willing to participate in program trials. Once a total of $320,000 in funding is raised, we anticipate launching a test site within four months and to acquire initial revenue producing contracts by the end of the third quarter 2022.

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Clients will be solicited vie three separate avenues, including:

•	For at least the initial 18 months all sales and marketing will be handled by staff employed by the LLC;

•	direct to consumer subscriptions and pharmacy partnerships, who will in turn promote subscriptions; and

•	agreements with major hospitals who will provide additional patient subscribers.

To acquire our interest, we have agreed to pay an aggregate of $320,000 in cash to cover the capital required for the initial phase of development and we have issued an aggregate of 4 million shares of our common stock to Afiya, which shares are to be utilized for incentives to the Afiya employees. We have also agreed to facilitate raising of additional funds once the business concept is established and is deemed viable. To date we have funded $110,000.

Growth by Acquisitions

As discussed above, our management is always aware of other related companies and how they may positively impact our business. We intend to continue to explore and if we believe that it is in our best interests, engage in what we believe to be synergistic acquisitions or joint ventures with unrelated companies that we believe will enhance our business plan. If we are successful in our attempts to acquire synergistic companies utilizing our securities as part or all of the consideration to be paid, our current shareholders will incur dilution. There are no assurances we will be able to consummate additional acquisitions using our securities as consideration, or at all.

There are numerous things that will need to occur in order to allow us to implement this aspect of our business plan and there are no assurances that any of these developments will occur, or if they do occur, that we will be successful in fully implementing our plan. If we are successful, the acquisition of related, complimentary businesses is expected to increase revenues and profits by providing a broader range of services in vertical markets which are consolidated under one parent, thus reducing overhead costs by streamlining operations and eliminating duplicitous efforts and costs. There are no assurances that we will increase profitability if we are successful in acquiring other synergistic companies.

Management will seek out and evaluate related, complimentary businesses for acquisition. The integrity and reputation of any potential acquisition candidate will first be thoroughly reviewed to ensure it meets with management’s standards. Once targeted as a potential acquisition candidate, we will enter into negotiations with the potential candidate and commence due diligence evaluation of each business, including its financial statements, cash flow, debt, location and other material aspects of the candidate’s business.

In implementing a structure for a particular acquisition, we may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity. We may also acquire stock or assets of an existing business.

As part of our investigation, our officers and directors will meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis of verification of certain information provided, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial resources and management expertise. The manner in which we participate in an acquisition will depend on the nature of the opportunity, the respective needs and desires of us and other parties, the management of the acquisition candidate and our relative negotiation strength.

We will participate in an acquisition only after the negotiation and execution of appropriate written agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require some specific representations and warranties by all of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing, will outline the manner of bearing costs, including costs associated with our attorneys and accountants, will set forth remedies on default and will include miscellaneous other terms.

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Seasonality

We do not expect any seasonality in our business.

Legal proceedings

As of the date of this report we are not involved in any litigation and management is unaware of any threatened action.

Facilities

Our current address is 110 Renaissance Circle, Mauldin, SC 29662, which is provided to us on a rent free basis by a company owned by our CEO. This space consists of 200 square feet of executive offices. It is anticipated that this location will meet the Company’s needs for the foreseeable future.

Employees

We have no employees other than our officers and directors. Upon closing of our Regulation A Offering management anticipates retaining two or three employees in the area of accounting, finance and administration.

Risk Factors

We face risks and uncertainties that could affect us and our business. These risks are outlined under the heading “Risk Factors” contained in our latest offering circular filed with the SEC (the “Offering Circular”), which may be accessed at https://www.otciq.com/edgar/GetFilingHtml?FilingID=15485463 as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

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Item 2.      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview and History

We were incorporated under the laws of the State of Florida on November 26, 1996, under the name Stirus Research & Development, Inc. On November 19, 1998, our name was changed to Mecaserto, Inc. Thereafter our name was changed to National Business Holdings, Inc. on May 4, 2004, and on May 28, 2004, the Company entered into a share exchange agreement with Shava, Inc., a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended. On December 27, 2004, National Business Holdings, Inc. acquired Union Dental Corp. and Direct Dental Services, Inc. On May 1, 2005, the Company changed its name to Union Dental Holdings, Inc. On April 22, 2009, the Company filed a Form 15 with the SEC, terminating its reporting obligations under the Securities Exchange Act of 1934, as amended. On October 1, 2015, Union Dental Holdings, Inc. executed an Assignment for the Benefit of Creditors assigning all of its rights in its assets to, a secured creditor. On October 5, 2016, the case was closed.

On January 6, 2020, without the knowledge or consent of the sole officer and director and controlling shareholder, an individual who had no approval or control filed a notice of reinstatement in Florida. Then on March 3, 2020, the same individual filed a name change to Oilvite, Inc. in an unauthorized attempt to gain control of the Company and otherwise engage in corporate identity theft. The individual’s efforts were discovered by the Company’s transfer agent who refused to take instructions from anyone other than the sole officer and director and control shareholder who she knew had not transferred control of the Company and ultimately the individual’s efforts were stopped without further damage or inconvenience. On July 13, 2020, the Company filed Articles of Amendment in Florida changing the name of the Company back to “Union Dental Holdings, Inc.” from Oilvite Inc.

Effective as of May 1, 2020, the former sole officer and director resigned as sole officer and director and appointed Michael F. O’Shea to hold his positions with the Company. Also, at this time he transferred all of his ownership in the Company to Michael F. O’Shea.

On October 23, 2020, we filed Articles of Amendment in Florida changing our name to “Xcelerate, Inc.”

Our principal place of business is located at is 110 Renaissance Circle, Mauldin, SC 29662. Our phone number is (854) 900-2020 and our website address is www.xcelerate.global.

We have not been subject to any bankruptcy, receivership or similar proceeding.

Going Concern

Our financial statements accompanying this Report have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. We have a minimal operating history and minimal revenues or earnings from operations. We have no significant assets or financial resources. We will, in all likelihood, sustain operating expenses without corresponding revenues for the immediate future.  See “Financial Statements and Notes.”

Plan of Operation

Because we are not currently generating revenue, we are required to provide a Plan of Operation of our proposed business. Please see “Item 1 - Business – Plan of Operation” above for a discussion of our proposed businesses, which is incorporated herein as if set forth.

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Results of Operations

Comparison of Results of Operations for the Years Ended December 31, 2021 and 2020.

We generated a net loss from operations during the years ended December 31, 2021 and 2020 of approximately $289,488 and $13,249, respectively. As of December 31, 2021, we had no current assets.

Liquidity and Capital Resources

At December 31, 2021, we had no cash.

During the year ended December 31, 2021, net cash used in our operating activities totaled $(145,668) compared to $(13,249) during the year ended December 31, 2020. We anticipate that our cash requirements for our current operations will increase in the future as we continue to implement our new business plan.

Cash flows used in investing activities was $-0- during the years ended December 31, 2021 and 2020. Net cash flows provided by financing activities totaled $145,668 during the year ended December 31, 2021, compared to $13,249 during the same period in 2020.

All of the funding for our operations has been provided by our CEO in the form of interest free demand loans. As of December 31, 2021 and 2020, the balance of notes payable to our CEO was $165,313 and $19,645, respectively.

Management believes that we will require up to $10 million in additional funding in order to generate profits, primarily to be utilized in our proposed Africa operations. We do not think we will need more than $2 million to begin generating profits from our proposed licensing of our patents. This figure does not include any additional acquisitions that may present themselves. Currently, we do not have any firm committed arrangements for financing and can provide no assurance to investors that we will be able to obtain financing when required. No assurance can be given that we will obtain access to capital markets in the future or that financing, adequate to satisfy the cash requirements of implementing our business strategies, will be available on acceptable terms. Our inability to gain access to capital markets or obtain acceptable financing could have an adverse effect upon the results of our operations and upon our financial condition.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the year ended December 31, 2021.

Critical Accounting Policies and Estimates

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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Leases

We follow the guidance in SFAS No. 13 “Accounting for Leases,” as amended, which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Recently Adopted Accounting Standards

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of the date of this report, there were no off-balance sheet arrangements.

Item 3.      Directors and Officers

The following table sets forth regarding our executive officers, directors and significant employees, including their ages as of the date of this report:

Name	Position	Age	Director or Officer Since
Michael F. O’Shea	Chief Executive Officer, Director	71	2020
Jason Householder	Director	38	2020
Steve Gravely	Director	70	2020
Dr. Anja Glisovic	Interim Chief Science Officer	43	2020

Michael F. O’Shea-CEO, President, Director, & Chairman

Mr. O’Shea was appointed to his positions with us in May 2020. He is a forensic accountant and a licensed private investigator. He has worked closely with such agencies as the Federal Deposit Insurance Corporation, Resolution Trust Corporation, FBI, Office of the Controller of the Currency, US Secret Service and ATF. He has been admitted, on numerous occasions, as an expert witness in forensic accounting in both Federal and State court as well as foreign jurisdictions. He has on several occasions, been appointed as a Receiver by the State Court in South Carolina. Since 1999, Mike has been the Director of Forensic Research Group, Inc. and has been responsible for implementing and supervising its forensic accounting, financial investigation, and corporate due diligence programs. From 1985-1998 Mike served as Director of Investigations for Investigative Research Group, Inc., a firm that specialized in corporate due diligence, asset searches, bankruptcy review, and loan recovery. That company had Bank of New York, Chemical Bank, Summit Bancorp, and the New Jersey Economic Authority among its long list of noteworthy clients. He devotes only such time as necessary to our affairs.

Jason Householder–Director

Jason Householder was appointed as a director in December 2020. He is the Co-Founder and CEO of Charlotte based LenDRgroup Consulting, has more than a decade of experience in the healthcare banking field and specializes in assisting medical, dental, and veterinary practices to devise strategies that run their businesses effectively and achieve peak performance. LenDRgroup has financed over $300 mil in practice loans to dentists, physicians, and veterinarians. Jason has experience helping private practice owners, DSO, MSO, corporations, group practices, and hospital systems improve cash flow and profit margins, pursue expansion, acquire real estate, and devise exit strategies. He ranked as the #1 sales producer seven times when working for Bank of America Practice Solutions, Affinity Bank, and NuGrowrh Solutions.

Steve Gravely-Director

Steve Gravely was appointed as a director in December 2020. He is currently President of the Consulting Group of Jocassee, Inc, has been responsible for the start-up of 25 manufacturing plants around the world and over 300 new product introductions for large corporations such as Michelin, AT&T, NCR, Fluor/Maruti (India), and General Motors. As the Director of Operations for AT&T’s Global Information Solutions (NCR) for both North American and South America, he was responsible for the operation of manufacturing facilities in Brazil, California, and South Carolina.  Formerly, Steve led a high-level corporate acquisition team in the takeover of the third largest computer operation in Brazil. He also owns the computer industry record for computer R&D Development by designing, testing, and delivering a new PC in just 8 weeks while managing a Business Unit for AT&T. Steve is a graduate of Clemson University with a BS in Industrial Engineering in 1974.

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Dr. Anja Glisovic-Interim Chief Science Officer

Dr. Glisovic received her PhD in X-Ray and Material Physics from Germany’s Georg-August Universitat in 2007. She went on to become the head of the R&D Laboratory, Chief Science Officer, and R&D Project Leader for the Fraunhoffer Institute, the world’s leading applied research organization.  Dr. Glisovic will be bringing her vast experience in scientific research and development, as well as project leadership at the highest levels, to the Xcelerate Team. She holds numerous patents in the fields of medical devices, chemical engineering, and small arms and munitions. Her primary initial responsibility with the Xcelerate will be identifying and developing business combinations and high growth opportunities in the medical arena.

Board of Directors

Our board of directors currently consists of three directors, none of which are considered "independent" as defined in Rule 4200 of FINRA's listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future but have not done so as of the date of this Offering Circular. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Executive Compensation Agreements

The Company has not executed an employment agreement with any of its Officers, Directors or Advisors.

Summary Compensation Table

To date we have not paid or accrued any salaries to our officers or directors. Once we begin generating revenues, of which there is no assurance, our Board of Directors may consider paying management salaries consistent with the Company’s financial condition.

Our executive officers and directors have the responsibility of determining the timing of remuneration programs for key personnel based upon such factors as positive cash flow, shares sales, product sales, estimated cash expenditures, accounts receivable, accounts payable, notes payable, and cash balances. At this time, management cannot accurately estimate when sufficient revenues will occur to implement this compensation, or the exact amount of compensation.

Stock Incentive Plan; Options; Equity Awards

We have not adopted any long-term incentive plan that provides compensation intended to serve as incentive for performance. None of our executive officers or directors received, nor do we have any arrangements to pay out, any bonus, stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation.

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Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of our directors and officers to the maximum extent permitted Florida law. Our Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person's services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 4.      Security Ownership of Management and Certain Securityholders

The following table sets forth certain information regarding the ownership of Common Stock and Preferred Stock voting with the Common Stock as of the date of this Report by (i) each person known to us to own more than 5% of our outstanding Common Stock as of the date of this Report, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The information provided is based upon 367,446,072 Common Shares and 120,000 Series B Preferred Shares issued and outstanding as of the date of this Report.

Name and Position	Class	Shares Beneficially Owned
		Number	Percent
Michael F. O’Shea, CEO and Director	Common	77,680,780	21.1
	Series B Preferred(1)	120,000	100

Steven Gravely	Common	15,000,000	4.1

Jason Householder	Common	15,000,000	4.1

Dr. Anja Glisovic	Common	5,000,000	1.4

All Directors and Officers as a Group (4 persons)	Common	112,680,780	30.7%
	Series B Preferred	120,000	100%

(1)	Each share of Series B Preferred Stock is entitled to 1,000 votes on all matters submitted to the Company’s shareholders

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Item 5.      Interest of Management and Others in Certain Transactions

Since May 2020 all of the funding for our operations has been provided by Micheal O’Shea, our CEO, in the form of interest free demand loans. As of December 31, 2021 and 2020, the balance of notes payable to our CEO was $165,313 and $19,645, respectively.

As a result of issues raised by OTC Markets, in February 2021, the Company and Mr. O’Shea mutually agreed to redeem all of the Company’s issued and outstanding Series A Preferred Shares back to the Company. Also in February 2021, the Company’s Board of Directors authorized the creation of Series B Preferred Shares and issued an aggregate of 120,000 of these Series B Preferred Shares to Mr. O’Shea in consideration for his agreement to redeem the Series A Preferred Shares. Each Share of Series B Preferred Stock is entitled to 1,000 votes on all matters submitted to the Company’s shareholders. They are not convertible into shares of the Company’s Common Stock.

In September 2020, the Company entered into an exclusive world-wide license agreement with Consulting Group of Jocassee, Inc., Pickens, South Carolina for use of the technology in the medical field, which includes US Patent #10,718586 and any continuations, divisonals and any additional patent applications, patents, continuations and divisonals that are based on the metal matrix as used in the initial patent, except for use in medical applications. The License provides for a 5% royalty to be paid to us on all gross revenue generated from the sale of products developed by the licensee using the patent and intellectual rights associated with the License. Steve Gravely, one of our directors, is President of the licensee. To date, we have not received any License payments. This patent license forms the basis of the patents being developed in-house and, as such, we do not anticipate and direct revenues until the remaining patents are developed.

In July and August 2020, Messrs Gravely and Householder, respectively, were issued 4 million shares of our Common Stock as consideration for their joining our Board of Directors.

In April 2021 we issued 11 million shares of our Common Stock to each of our directors in consideration for their assignment to us of our current patent rights, as well as their agreement to hold their positions with us and 5,000,000 shares to our Interim Chief Science Officer. Each share was valued at $0.001 per share.

Our principal place of business is provided to us by a company owned and controlled by Mr. O’Shea, rent free.

During the last two full fiscal years and the current fiscal year, there are no other transactions or proposed transactions involving the Company and a related party, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for our last three fiscal years.

Item 6.      Other Information

None

14

Item 7.      Financial Statements

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Xcelerate, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Xcelerate, Inc. as of December 31, 2021 and 2020, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2021

Lakewood, CO

May 17, 2022

15

XCELERATE, INC.

BALANCE SHEETS

	December 31,	December 31,
	2021	2020
	(Restated)
ASSETS
Current assets
Total Assets	$–	$–

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities
Accounts Payable	$58,462	$–
Notes payable related parties	165,313	19,645
Total liabilities	223,775	19,645

Commitments and contingencies	–	–

Shareholders' Equity
Series A Preferred stock, par value $0.0001, -0- shares authorized; -0- and 8,000,000 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	–	800
Series B Preferred stock, par value $0.0001, 25,000,000 shares authorized; 120,000 and -0- shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	12	–
Common stock, par value $0.0001, 1,000,000,000 shares authorized; 364,446,072 and
251,321,432 shares issued and outstanding as of December 31, 2021 and December 31, 2020	36,444	25,132
Additional paid in capital	5,975,091	5,900,257
Accumulated deficit	(6,235,322)	(5,945,834)
Total Stockholders' (Deficit)	(223,775)	(19,645)
Total Liabilities and Stockholders' (Equity)	$–	$–

The accompanying notes are an integral part of these financial statements.

16

XCELERATE, INC.

STATEMENTS OF OPERATIONS

	Year	Year
	ended	ended
	December 31,	December 31,
	2021	2020
	(Restated)
Revenue	$–	$–

Operating Expenses:
General and administrative expenses	289,488	13,249
Total operating expenses	289,488	13,249
Loss from operations	(289,488)	(13,249)
Other income (expense)	–	–
Loss before provision for income taxes	(289,488)	(13,249)
Provision for income taxes	–	–
Net loss	$(289,488)	$(13,249)

Basic and diluted earnings (loss) per common share	$(0.00)	$(0.00)

Weighted average number of shares outstanding	364,446,072	248,321,432

The accompanying notes are an integral part of these financial statements.

17

XCELERATE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Preferred Stock Series A		Preferred Stock Series B		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Value	Shares	Value	Shares	Value	Capital	(Deficit)	Equity
Balance, December 31, 2019	8,000,000	$800	–	$–	248,321,432	$24,832	$5,900,257	$(5,932,585)	$(6,696)

Common stock issued for services	–	–	–	–	3,000,000	300	–	–	300

Net loss	–	–	–	–	–	–	–	(13,249)	(13,249)

Balance, December 31, 2020	8,000,000	$800	–	$–	251,321,432	$25,132	$5,900,257	$(5,945,834)	$(19,645)

	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Value	Shares	Value	Shares	Value	Capital	(Deficit)	Equity
Balance, December 31, 2020	8,000,000	$800	–	$–	251,321,432	$25,132	$5,900,257	$(5,945,834)	$(19,645)

Cancellation of Series A Preferred	(8,000,000)	(800)	–	–	–	–	800	–	-–

Issuance of Series B Preferred	–	–	120,000	12	–	–	(12)	–	–

Common stock issued for services	–	–	–	–	113,124,640	11,312	74,046	–	85,358

Net loss	–	–	–	–	–	–	–	(289,488)	(289,488)

Balance, December 31, 2022 (Restated)	–	$–	120,000	$12	364,446,072	$36,444	$5,975,091	$(6,235,322)	$(223,775)

The accompanying notes are an integral part of these financial statements.

18

XCELERATE, INC.

STATEMENTS OF CASH FLOWS

	Year	Year
	ended	ended
	December 31,	December 31,
	2021	2020
	(Restated)
Cash Flows From Operating Activities:
Net loss	$(289,488)	$(13,249)
Stock based compensation	85,358	–
Changes in assets and liabilities
Accounts payable	58,462	–
Net cash used in operating activities	(145,668)	(13,249)

Cash Flows From Financing Activities:
Proceeds from related party loans	145,668	13,249
Net cash provided by financing activities	145,668	13,249

Net Increase (Decrease) In Cash	–	–
Cash At The Beginning Of The Period	–	–
Cash At The End Of The Period	$–	$–

Non-cash investing and financing activities:	$–	$–

The accompanying notes are an integral part of these financial statements.

19

XCELERATE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2021 AND 2020

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Xcelerate Inc. (the “Company”) f/k/a Union Dental Holdings, Inc. is a Florida corporation incorporated on November 26, 1996, under the name Stirus Research & Development, Inc. The Company has gone through several name changes since inception. Most recently the Company was known as Union Dental Holdings, Inc. In May 2020, the Company’s current CEO assumed his positions and began implementing the Company’s new business plan described herein. On October 23, 2020, the Company changed its name to “Xcelerate, Inc.”

On January 6, 2020, without the knowledge or consent of the sole officer and director and controlling shareholder, an individual who had no approval or control filed a notice of reinstatement in Florida. Then on March 3, 2020, the same individual filed a name change to Oilvite, Inc. in an unauthorized attempt to gain control of the Company and otherwise engage in corporate identity theft. The individual’s efforts were discovered by the Company’s transfer agent who refused to take instructions from anyone other than the sole officer and director and control shareholder who she knew had not transferred control of the Company and ultimately the individual’s efforts were stopped without further damage or inconvenience. On July 13, 2020, the Company filed Articles of Amendment in Florida changing the name of the Company back to “Union Dental Holdings, Inc.” from Oilvite Inc.

On August 12, 2015, the Company filed for “An Assignment of Assets for the Benefit of Creditors under Florida Statue 727. The Company was never able to restructure itself.

The Company’s year-end is December 31.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with the Financial Accounting Standards Board (“FASB”) “FASB Accounting Standard Codification™” (the “Codification”) which is the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the twelve months following the date of these financial statements. As of December 31, 2021, the Company had no cash and an accumulated deficit of $6,176,860.

Because the Company does not expect that existing operational cash flow will be sufficient to fund presently anticipated operations, this raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, the Company will need to raise additional funds and is currently exploring alternative sources of financing. Historically, the Company raised capital through private placements, to finance working capital needs and may attempt to raise capital through the sale of common stock or other securities and obtaining some short-term loans. The Company will be required to continue to so until its operations become profitable. Also, the Company has, in the past, paid for consulting services with its common stock to maximize working capital, and intends to continue this practice where feasible.

20

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements during the reporting period. The most significant estimates relate to stock based compensation, income taxes and contingencies. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. On December 31, 2021, and December 31, 2020, the Company’s cash equivalents totaled $-0- and $-0- respectively.

Income taxes

The Company accounts for income taxes under FASB ASC 740, “Accounting for Income Taxes”. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05, “Accounting for Uncertainty in Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company assesses the validity of its conclusions regarding uncertain tax positions annually to determine if facts or circumstances have arisen that might cause it to change its judgment regarding the likelihood of a tax position’s sustainability under audit.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, “Earnings per Share.” Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that impact the Company’s operations.

NOTE 3 – EQUITY

Common Stock

The Company has authorized 1,000,000,000 shares of Common Stock, $0.001 par value per share. As of December 31, 2021 and December 31, 2020, there were 364,446,072 and 251,321,432 shares of Common Stock issued and outstanding, respectively.

During the year ended December 31, 2021, the Company issued 113,124,640 shares for services were valued at $83,358 and recorded as stock based compensation for the year ended December 31, 2021. The assumptions made to estimate to value the issuance of these shares are as follows:

•	Valuing the share at par value would have resulted in an unrealistically low value for the share
•	The Company could not use the published trading price of its common stock to value the share issuances because it would have resulted in a valuation of the shares well in excess of its fair market value
•	The Company determined that the best indicator of value for the shares was to use the recent published selling prices of shell companies listed on the PinkOTC market.
•	Based on publicly available information, the range of sales prices of shell companies in 2021 was between $100,000- $400,000.
•	The Company used a mid-point of $250,00 for the value of a shell company and valued the share issuances pro rata based on the number shares outstanding after the issuance.

21

Preferred Stock

The Company has authorized 25,000,000 shares of Preferred Stock, par value $0.0001 per share.

As a result of issues raised by OTC Markets, in February 2021, the Company and Mr. O’Shea mutually agreed to redeem all of the Company’s issued and outstanding Series A Preferred Shares back to the Company. Also in February 2021, the Company’s Board of Directors authorized the creation of Series B Preferred Shares and issued an aggregate of 120,000 of these Series B Preferred Shares to Mr. O’Shea in consideration for his agreement to redeem the Series A Preferred Shares. Each share of Series B Preferred Stock is entitled to 1,000 votes on all matters submitted to the Company’s shareholders. They are not convertible into shares of the Company’s Common Stock.

As of December 31, 2021 and December 31, 2020 there were 120,000 and -0- Preferred B shares outstanding, respectively.

NOTE 4 – RESTATEMENT

The following presents a reconciliation of the Balance Sheets, Statements of Operations, and Statements of Cash Flows from the prior period as previously reported to the restated amounts:

XCELERATE, INC.

BALANCE SHEETS

	December 31, 2021
	As	Restatement	As
ASSETS	Reported	Adjustments	Restated
Current assets
Total Assets	$–	$–	$–

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$–	$58,462	$58,462
Notes payable related parties	165,313	–	165,313
Total liabilities	165,313	58,462	223,775
		–
Commitments and contingencies	–	–	–
		–
Shareholders' Equity		–
Series A Preferred stock, par value $0.0001, -0- shares authorized; -0- and 8,000,000 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	–	–	–
Series B Preferred stock, par value $0.0001, 25,000,000 shares authorized; 120,000 and -0- shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	12	–	12
Common stock, par value $0.0001, 1,000,000,000 shares authorized; 364,446,072 and 251,321,432 shares issued and outstanding as of December 31 2021 and December 31 2020	36,444	–	36,444
Additional paid in capital	5,975,091	–	5,975,091
Accumulated deficit	(6,176,860)	(58,462)	(6,235,322)
Total Stockholders' (Deficit)	(165,313)	(58,462)	(223,775)
Total Liabilities and Stockholders' (Equity)	$–	$–	$–

22

XCELERATE, INC.

STATEMENTS OF OPERATIONS

	December 31, 2021
	As	Restatement	As
	Reported	Adjustments	Restated

Revenue	$–	$–	$–

Operating Expenses:
General and administrative expenses	231,026	58,462	289,488
Total operating expenses	231,026	58,462	289,488
Loss from operations	(231,026)	(58,462)	(289,488)
Other income (expense)	–	–	–
Loss before provision for income taxes	(231,026)	(58,462)	(289,488)
Provision for income taxes	–	–	–
Net loss	(231,026)	(58,462)	$(289,488)

Basic and diluted earnings(loss) per common share	$(0.00)		$(0.00)

Weighted average number of shares outstanding	364,446,072		364,446,072

XCELERATE, INC.

STATEMENTS OF CASH FLOWS

	December 31, 2021
	As	Restatement	As
	Reported	Adjustments	Restated
Cash Flows From Operating Activities:
Net loss	$(231,026)	$(58,462)	$(289,488)
Stock based compensation	85,358	–	85,358
Changes is assets and liabilities		–
Accounts payable	–	58,462	58,462
Net cash used in operating activities	(145,668)	–	(145,668)

Cash Flows From Financing Activities:
Proceeds from related party loans	145,668	–	145,668
Net cash provided by financing activities	145,668	–	145,668

Net Increase (Decrease) In Cash	–	–	–
Cash At The Beginning Of The Period	–	–	–
Cash At The End Of The Period	$–	$–	$–

23

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The Company did not have any contractual commitments as of December 31, 2021, and December 31, 2020.

NOTE 6 – NOTES PAYABLE RELATED PARTIES

All of the funding for the Company’s operations has been provided by its CEO in the form of interest free demand loans. As of December 31, 2021 and December 31, 2020, the balance of notes payable to related parties was $165,313 and $19,645, respectively.

NOTE 7 – SUBSEQUENT EVENTS

In accordance with FASB ASC 855-10, Subsequent Events, the Company has analyzed its operations subsequent to December 31, 2021 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements except as follows:

On or about January 19, 2022, the Company filed a Form 1-A Offering Circular with the SEC pursuant to Regulation A promulgated under the Securities Act of 1933, as amended. On February 14, 2022, the Company filed an amendment to its Offering Circular with the SEC. The Company is offering shares of its Common Stock at a price of $0.05 per share for total gross subscriptions of $1,000,000. As of the date of this report the Company has received subscriptions of $150,000 in this Offering.

24

Item 8.      Exhibits

Index to Exhibits

		Filed Herewith (*)	Incorporated by Reference
Exhibit No.	Description		Filing Type	Date Filed
2.1	Articles of Incorporation			01/19/2022
2.2	Amendments to Articles of Incorporation			01/19/2022
2.3	Bylaws			01/19/2022

25

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this amended report to be signed on its behalf by the undersigned, thereunto duly authorized, on May 19, 2022.

Xcelerate, Inc.

By:  /s/  Michael F. O’Shea

Michael F. O’Shea, CEO and director

By: /s/ Steve Gravely

director

By: /s/ Jason Householder

director

26